Exhibit 99.1

RPM Announces Acquisition of The Pink Stuff

Acquisition significantly expands RPM’s global cleaning product offerings

MEDINA, OH, April 3, 2025 – RPM International Inc. (NYSE:RPM) today announced that a definitive agreement has been signed to acquire the Star Brands Group (“Star Brands”), the UK-based parent company of The Pink Stuff, for its Rust-Oleum subsidiary. Star Brands will become part of RPM’s Consumer Group. The transaction will bolster Rust-Oleum’s expanding cleaners business with a fast-growing and disruptive brand known for the high performance of its products and innovative marketing.

The Pink Stuff is a globally recognized leader in household cleaning products. Best known for its iconic cleaning paste, vibrant branding and signature scent, The Pink Stuff has achieved rapid growth, evolving into one of the fastest-growing brands in the U.S. household cleaners category, in addition to its growing presence in Europe and other global markets. The combined addressable cleaners market in the U.S. and Europe is estimated to be over $12 billion annually, with expected mid-single digit growth in the coming years.

The addition of Star Brands Group represents a strategic enhancement to Rust-Oleum’s cleaners business, which has grown through acquisitions over the past 17 years including the Krud Kutter, Mean Green, Whink and Concrobium brands. The business has also grown organically through innovations such as Mean Green’s Refillable Ultra Powered Concentrate, which was named a 2025 Better Homes & Gardens Clean House Awards Winner. This acquisition expands and strengthens RPM’s position in channels including e-commerce, grocery and drug stores.

The Pink Stuff generated calendar year 2024 net sales of approximately £150 million; terms of the agreement were not disclosed. The transaction is expected to close late in fourth quarter of fiscal 2025 or early in the first quarter of fiscal 2026, subject to customary closing conditions. Henrik Pade and Tim North, Co-Managing Directors of Star Brands, along with the senior management team, are expected to stay with the business to ensure continuity and accelerate growth in partnership with Rust-Oleum.

“This acquisition aligns with Rust-Oleum’s vision to drive growth through leading consumer brands known for providing effective solutions in attractive end markets,” stated Frank C. Sullivan, RPM chairman and CEO. “The Pink Stuff will strengthen our presence and scale in multiple sales channels, and, thanks to improvements we have made through our MAP 2025 program, we are well-positioned to support the brand’s growth globally. Additionally, we intend to leverage our Consumer Group’s expertise in category management and innovation to accelerate future growth. I would like to welcome Star Brands and its talented team to RPM.”

About Rust-Oleum

For more than a century, Rust-Oleum® has been a global leader in manufacturing innovative coatings that empower do-it-yourselfers and professionals alike across categories including small project paints, cleaners, primers, automotive, industrial, high-performance coatings, wood care and abrasives. Its wide breadth of brands and products include such trusted names as Rust-Oleum®, Stops Rust®, Painter’s Touch®, Universal®, EpoxyShield®, Varathane®, Zinsser®, Watco®, MultiSpec®, X-I-M®, Krud Kutter®, RockSolid®, Wipe New®, Testors®, Seal-Krete®, Mean Green®, Modern Masters®, Moldex®, Whink®, Miracle Sealants®, Roto-Rooter®, Concrobium®, and Gator® Finishing Products. Visit rustoleum.com for more information. Follow Rust-Oleum on LinkedIn, Pinterest, Facebook and Instagram.

About RPM

RPM International Inc. owns subsidiaries that are world leaders in specialty coatings, sealants, building materials and related services. The company operates across four reportable segments: consumer, construction products, performance coatings and specialty products. RPM has a diverse portfolio of market-leading brands, including Rust-Oleum, DAP, Zinsser, Varathane, DayGlo, Legend Brands, Stonhard, Carboline, Tremco and Dryvit. From homes and workplaces to infrastructure and precious landmarks, RPM’s brands are trusted by consumers and professionals alike to help build a better world. The company is ranked on the Fortune 500 ® and employs approximately 17,200 individuals worldwide. Visit www.RPMinc.com to learn more.

For more information, contact Matt Schlarb, Vice President – Investor Relations & Sustainability, at 330-220-6064 or mschlarb@rpminc.com.

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